Reserve Bancorp, Inc.
                                  Mt. Troy Bank
                               2000 Mt. Troy Road
                            Pittsburgh, PA 15212-1399

                      OTC Electronic Bulletin Board "RSVB"


                                  Press Release



Contact:          Richard A. Sinewe
                  President
                  Reserve Bancorp, Inc.
                  (412) 322-6107


                              RESERVE BANCORP, INC.
                             ANNOUNCES CASH DIVIDEND

         Pittsburgh, Pennsylvania - November 26, 2002 -- Richard A. Sinewe, President of Reserve Bancorp, Inc. (the "Company"), the holding company of Mt. Troy Bank (the "Bank"), announced today that the Company's Board of Directors has declared a semi-annual cash dividend of $.05 per share to stockholders of record as of December 15, 2002.

         Mr. Sinewe indicated that the cash dividend is being paid as a result of continued profitability of the Company and the Bank. It is the current intention of the Board of Directors to continue to pay such a dividend semi-annually. However, the payments of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

         Mt. Troy Bank is a federally chartered stock savings bank which conducts its business from its main office in Reserve Township, Pennsylvania and a full-service branch office in the city of Pittsburgh, Pennsylvania. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). At June 30, 2002, the Company had total assets and stockholders' equity of $60.6 million and $12.2 million, respectively. The Company's common stock is traded on the OTC Bulletin Board under the symbol "RSVB."